UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

8929 Aero Drive, Suite E
San Diego, CA 92123
 (Address of principal executive offices) (zip code)

(866) 622-4261
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2011, CommerceTel Corporation (the “Company”) entered into an asset purchase agreement (the “Agreement”) with Digimark, LLC (“Digimark”) to acquire substantially all of the assets of its BoomText interactive mobile marketing services business.  The purchase price for the acquisition consists of the following components:

•	Cash in the amount of $124,526 payable at closing date (the “Closing Date”);

•
A secured subordinated promissory note in the principal amount of $175,000.  This note (a) earns interest at 6.25% per annum, (b) is payable in full on March 31, 2012, (c) is secured by all of the assets of CommerceTel, Inc., the Company’s wholly owned subsidiary, and (d) is subordinated only to the Company's outstanding 10% Senior Secured Convertible Bridge Notes Due November 3, 2011 (the “Bridge Notes”);

•
An unsecured subordinated promissory note in the principal amount of $191,435.  This note (a) does not bear interest, (b) is payable in installments (varying in amount) from August 2011 through October 2012, and (c) is subordinated only the Bridge Notes;

•
A number of shares of the Company’s common stock (the “Common Stock”) to be issued at closing equal to (a) Digimark’s net revenue for the twelve-month period ending as of the last day of the month preceding the closing date, minus $175,000, divided by (b) the average of the volume-weighted average trading prices of the Common Stock for the 25 trading days immediately preceding the closing date (the “Closing Price”); and

•
An earn-out payment (payable 20 months after the Closing Date) consisting of a number of shares of Common Stock equal to (a) 1.5, multiplied by the Company’s net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of the Common Stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of 85% and 115% of the Closing Price”).

•	Assumption of certain accounts payable of approximately $143,000.

The purchase price is subject to adjustment based on the amount of realizable net working capital (cash and collected accounts receivable, minus assumed liabilities) acquired in the transaction.

For one year following the Closing Date, 50% of the shares of Common Stock to be issued to Digimark on the Closing Date will be held in escrow as security for its indemnification obligations under the Agreement.

The closing of the acquisition is subject to various closing conditions, including:  the approval of the Company's Board of Directors, completion of equity or convertible debt financings generating at least $500,000 in gross proceeds, the consent of the holders of the Bridge Notes, agreement on mutually satisfactory employment agreements with the senior management of Digimark, receipt of a consent and release of claims from certain creditors of Digimark, and receipt of certain other third party consents.  It is expected that the acquisition will be completed on or about July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

June 10, 2011	By:	/s/ Dennis Becker Dennis Becker Chief Executive Officer